Exhibit 24

                              CONFIRMING STATEMENT


This Statement confirms that the undersigned, Gerard L. Eastman, has authorized and designated Craig L. McKibben and Edward Bramson, or either of them, to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Nautilus, Inc. The authority of Craig L. McKibben and Edward Bramson under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to his ownership of or transactions in securities of Nautilus, Inc., unless earlier revoked in writing. The undersigned acknowledges that Craig L. McKibben and Edward Bramson are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.


Date: January 3, 2008

                                        By:/s/ Gerard L. Eastman
                                           -------------------------------------
                                           Gerard L. Eastman